                                                                      EXHIBIT 12

                  KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)



                                                Six Months Ended
                                                     June 30                             Year Ended December 31
                                              --------------------    -------------------------------------------------------------
                                                1999(a)    1998(b)      1998(c)     1997(d)      1996(e)      1995(f)     1994
                                              --------------------    -------------------------------------------------------------
Consolidated Companies
  Income before income taxes ............     $1,017.0     $ 700.0    $1,523.3    $1,352.7     $1,507.4     $  730.1    $ 1,147.9
  Interest expense ......................        108.1        97.1       198.7       164.8        186.7        245.5        270.5
  Interest factor in rent expense .......         26.2        22.7        52.3        49.8         45.7         36.1         41.9
  Amortization of capitalized interest ..          5.1         4.5         9.4         9.0          8.6          9.7          9.2

Equity Affiliates
 Share of 50%-owned:
  Income before income taxes ............         23.4        23.0        47.6        51.2         49.3         40.6         48.0
  Interest expense ......................          4.6         3.6         9.9         7.1          9.5         18.5         15.3
  Interest factor in rent expense .......           .3          .3         1.2          .7           .7           .8           .7
  Amortization of capitalized interest ..           .3          .2          .5          .6           .7           .7           .6
 Distributed income of less than
  50%-owned .............................         27.7        18.3        98.1        62.5         48.4         25.1         41.4
                                              --------     -------    --------    --------     --------     --------    ---------

Earnings ................................     $1,212.7     $ 869.7    $1,941.0    $1,698.4     $1,857.0     $1,107.1    $ 1,575.5
                                              ========     =======    ========    ========     ========     ========    =========

Consolidated Companies
  Interest expense ......................     $  108.1     $  97.1    $  198.7    $  164.8       $186.7       $245.5    $   270.5
  Capitalized interest ..................          8.4         3.8        12.4        17.0         13.9          8.8         20.6
  Interest factor in rent expense .......         26.2        22.7        52.3        49.8         45.7         36.1         41.9

Equity Affiliates
 Share of 50%-owned:
  Interest and capitalized
   interest .............................          4.7         3.6        10.0         7.5          9.5         18.9         15.4
  Interest factor in rent expense .......           .3          .3         1.2          .7           .7           .8           .7
                                              --------     -------    --------    --------     --------     --------    ---------

Fixed charges ...........................     $  147.7     $ 127.5    $  274.6    $  239.8     $  256.5     $  310.1    $   349.1
                                              ========     =======    ========    ========     ========     ========    =========

    Ratio of earnings to fixed charges            8.21        6.82        7.07        7.08         7.24         3.57         4.51
                                              ========     =======    ========    ========     ========     ========    =========



Note: The Corporation has provided Midwest Express Airlines, Inc., its former commercial airline subsidiary, with a five-year $20 million secondary revolving credit facility for use in the event Midwest Express does not have amounts available for borrowing under its revolving bank credit facility. No drawings have been made on these facilities. S.D. Warren Company was sold on December 20, 1994, and is reflected as a discontinued operation in the consolidated income statement. The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren Company. The buyer provided the Corporation with a letter of credit from a major financial institution guaranteeing repayment of these obligations. No losses are expected from these arrangements and they have not been included in the computation of earnings to fixed charges.


(a) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $28.6 million for business improvement and other programs, a pretax charge of $9.0 million for severances related to the Mobile, Alabama pulp operation and nonoperating credits of $23.4 million. Excluding these charges and credits, the ratio was 8.31.

(b) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $125.7 million for business improvement and other programs and $24.3 million for contract termination fees related to the Mobile, Alabama pulp mill. Excluding these charges, the ratio was 8.00.

(c) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $377.8 million for business improvement and other programs and $42.3 million for contract termination fees and severances related to the Mobile, Alabama pulp mill. Excluding these charges, the ratio of earnings to fixed charges was 8.60.

(d) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $478.3 million for business improvement and other programs. Excluding these charges, the ratio of earnings to fixed charges was 9.08.

(e) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $429.9 million for business improvement and other programs. Excluding these charges, the ratio of earnings to fixed charges was 8.92.

(f) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include pretax charges of $814.3 million for business improvement and other programs. Excluding these charges, the ratio of earnings to fixed charges was 6.20.